EXHIBIT 14.1

WHITE RIVER CAPITAL, INC.

Code of Business Conduct and Ethics

This Code of Business Conduct and Ethics applies to White River Capital, Inc. and each of its subsidiaries and the term “Company” as used herein means White River Capital, Inc. including its subsidiaries. The Company reserves the right to add, change, eliminate or otherwise modify these and other Company policies at anytime. The Company’s interpretation of these policies as applied to particular circumstances is final.

I.  General Policy Statement

It is the policy of the Company to conduct its business in accordance with the highest ethical standards of the financial industry and to comply with all laws regulating the conduct of the Company and its employees.

The Company requires that all employees conduct their personal and business affairs in a manner that avoids both actual and even the appearance of ethical impropriety. Every employee must act to protect the Company’s reputation as a responsible and professional financial services organization.

Employees are urged not only to use their best judgment in these matters but also to discuss any situation of questionable ethical or legal propriety with their Company Ethics Representative. No set of guidelines can anticipate or provide answers to every ethical dilemma, nor is mere adherence to the letter of these guidelines an assured defense against charges that federal or state law has been violated.

This Code is based upon the use of conservative good judgment. It is the obligation of each employee, officer and director to be familiar with and understand this Code and the Company’s other policies and procedures and to consult with their Company Ethics Representative when appropriate or required.

II.  Administration and Compliance Standards

The Audit Committee of the Company’s Board of Directors is ultimately responsible for applying this Code to specific situations in which questions may arise and has the authority to interpret these policies in any particular situation. However, questions relating to how these policies should be interpreted or applied may be addressed in the first instance, by an appropriate Company Ethics Representative, or other authorized and disinterested Company representatives, as described below.

The appropriate Company Ethics Representative depends on the party seeking an interpretation, seeking to report a potential violation, and upon the identity of persons potentially involved, as follows:

•	For any employee of Coastal Credit, the Ethics Representative is the President of Coastal Credit.

White River Capital, Inc.	Code of Business Conduct and Ethics

•	For any employee of Union Acceptance Corporation, the Ethics Representative is the President of UAC.

•
For the Chief Executive Officer, President, or Chief Financial Officer of Coastal Credit, UAC or White River, or any director of White River, the Ethics Representative is the Chairman of the Audit Committee.

•
In any case in which the party seeking an interpretation of these policies or seeking to report a potential violation of this Code believes that the matter involves the conduct or interest of the person who would be the Ethics Representative, then such reporting party shall not seek such interpretation from, or report to, such Ethics Representative, but, instead, shall seek interpretation from, or make such report to, the party who is the Ethics Representative to whom the party's otherwise applicable Ethics Representative would report.

An employee who is unsure of whether a situation violates this Code should discuss the situation with the appropriate Company Ethics Representative to prevent possible misunderstandings and embarrassment at a later date.

Any employee who becomes aware of any existing or potential violation of laws, rules, regulations or this Code by a Company officer, director or employee is required to notify the appropriate Company Ethics Representative promptly. Failure to do so is itself a violation of this Code. To encourage employees to report any violations, the Company will not allow retaliation for a report made in good faith and any suspected or actual violation may be reported anonymously.

A determination, interpretation or approval of a matter arising under these policies may be made on behalf of the Company (i) jointly by the applicable Ethics Representative and any of the Chief Executive Officer or President of White River, or the Chairman of the Audit Committee (so long as both of such persons are distinterested with respect to such matter); or (ii) by the Audit Committee. Any formal interpretation, determination or approval of a matter hereunder made in accordance with Clause (i) of the foregoing sentence shall be reported in writing to the Audit Committee in advance of its next regular meeting. If the party seeking an interpretation or reporting hereunder is aggrieved by an interpretation, determination or approval hereunder, or believes that such interpretation, determination or approval was not provided by disinterested persons as provided above, such person may appeal such ruling to the Audit Committee.

III.  Conflicts of Interest

A “conflict of interest” occurs when an individual’s private interest interferes or appears to interfere with the interests of the Company or the individual’s ability to act freely in the Company’s best interest. Conflicts of interest are prohibited as a matter of Company policy, unless they have been approved by the Company in accordance with this policy, applicable law and the Company’s Charter and By-laws. In particular, an employee, officer or director must never use or attempt to use his or her position at the Company to obtain any improper personal benefit for himself or herself, for his or her family, or for any other person. If an employee,

White River Capital, Inc.	Code of Business Conduct and Ethics

officer or director, in connection with such person’s position with the Company, is offered or receives anything of value beyond what is token or reasonable under the circumstances, such person must report it immediately to his or her Ethics Representative and seek approval before accepting such item(s).

Common Sources of Conflicts. Although it is impossible to prepare a list of all potential conflict of interest situations, conflicts of interest generally arise in several types of situations:

INTEREST OF EMPLOYEE. When an employee, a member of the employee’s family or a trust in which the employee is involved, has a significant direct or indirect financial interest in, or obligation to, an actual or potential supplier, lender, service provider or customer of the Company.

INTEREST OF RELATIVE. When an employee conducts business on behalf of the Company with a supplier or customer of which a relative by blood or marriage is a principal, partner, shareholder, officer, employee or representative.

GIFTS. When an employee, a member of the employee’s household, a trust in which the employee is involved, or any other person or entity designated by the employee, accepts gifts, credits, payments, services or anything else of more than token value or reasonable in the circumstances from an actual or potential competitor, supplier or customer.

MISUSE OF INFORMATION. When employee misuses information obtained in the course of employment.

CONFLICT OF AVAILABILITY. When an employee undertakes to engage in an independent business venture or agrees to perform work or services for another business, civic or charitable organization to the extent that the activity prevents such employee from devoting the time and effort to the Company’s business which his or her position requires.

COMPETITORS. When an employee serves, advises, or is associated with any person or enterprise which is a significant direct competitor of the Company, whether as an employee, stockholder, partner, director or advisor.

Advance Disclosure. Because conflicts of interest have the potential of serious abuse, all conflict of interest circumstances affecting any employee, officer or director should be disclosed to the appropriate Company Ethics Representative. While transactions or arrangements affected by a conflict of interest should generally be avoided, there may be times when such transactions are nevertheless fair and appropriate and in the Company’s best interest. An employee who believes a potential transaction or arrangement that may be affected by a conflict of interest should nevertheless be pursued or approved by the Company, must disclose all material terms of the proposed matter to the appropriate Company Ethics Representative in advance. No such transaction may be pursued, however, unless it is approved in advance by the appropriate, duly authorized and disinterested representatives of the Company as provided above, and, to the extent legally required, the board of directors or an appropriate committee thereof.

White River Capital, Inc.	Code of Business Conduct and Ethics

IV.  Corporate Opportunities

Employees, officers and directors owe a duty to the Company to advance the Company’s business interests. Employees, officers and directors are prohibited from taking (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless the Company has already been offered the opportunity and declined such opportunity. More generally, employees, officers and directors are prohibited from using corporate property, information or position for personal gain and from competing with the Company.

Sometimes the line between personal and Company benefits is difficult to draw, and sometimes there are both personal and Company benefits in certain activities. The only prudent course of conduct for employees, officers and directors is to make sure that any use of Company property or services that is not solely for the benefit of the Company is approved beforehand by the appropriate Company Ethics Representative.

V.  Confidentiality

In carrying out the Company’s business, employees, officers and directors often learn confidential or proprietary information about the Company or parties with which the Company does business. Employees, officers and directors must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information of our Company, and of other companies, includes any non-public information that would be harmful to the relevant company or useful or helpful to competitors if disclosed. The obligation to maintain this confidentiality continues even after an employee, officer or director is no longer employed by, or associated with, the Company.

VI.  Fair Dealing

The Company promotes a culture of succeeding only through honest business competition. The Company does not seek competitive advantages through illegal or unethical business practices. Each employee, officer and director should endeavor to deal fairly with the Company’s customers, service providers, suppliers, competitors and employees. No employee, officer or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing or practice.

VII.  Protection and Proper Use of Company Assets

All employees, officers and directors should protect the Company’s assets and ensure their efficient use. All Company assets should be used only for legitimate business purposes.

VIII.  Full and Fair Disclosure

It is the Company’s policy to comply with all applicable laws, rules and regulations related to the disclosures the Company makes to the SEC and to ensure that such disclosures are made fairly, accurately and timely. White River will disclose in its annual report filed with the SEC that it has adopted a code of ethics for all of its directors, officers and employees, including

White River Capital, Inc.	Code of Business Conduct and Ethics

its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. White River will make a copy of this Code available to the public through an exhibit to its annual report filed with the SEC or through a posting on its Internet website and by disclosing its Internet website address and the fact that it has posted its code of ethics on its Internet website in its annual report filed with the SEC.

An employee who is unsure of whether any particular disclosure is required under any applicable laws, rules or regulations should discuss the situation with White River’s Chief Financial Officer to prevent possible misunderstandings and embarrassment at a later date.

Any violation of applicable laws, rules and regulations related to the disclosures White River makes to the SEC will be dealt with swiftly by the Company and, if appropriate, promptly disclosed to the applicable law enforcement authorities.

IX.  Compliance with Certain Laws, Rules and Regulations (Including Insider Trading Laws)

It is the Company’s policy to comply with all applicable laws, rules and regulations. The Company is subject to a variety of laws governing the business of consumer finance and the operations of the Company. It is the personal responsibility of each employee, officer and director to adhere to the standards and restrictions imposed by those laws, rules and regulations. The Company has in place a number of policies designed to ensure compliance with those laws and regulations. It is the responsibility of each employee, officer and director to become familiar with the various policies that pertain to his/her responsibilities within the Company and to comply with such policies.

Securities Laws and Insider Trading. Generally, it is both illegal and against Company policy for any individual to profit from non public information relating to the Company. You may not trade in Company securities or in the securities of other companies with which the Company has business dealings based on material nonpublic information. You may not share confidential information with others or assist others in insider trading and may not disclose information in any manner which would result in violation of insider trading laws.

If you are uncertain about the rules involving your purchase or sale of any Company securities or any securities in companies that you are familiar with by virtue of your work for the Company, you should consult with the Company’s Chief Financial Officer before making any such purchase or sale.

The Company’s Policy on Securities Trades by Company Personnel is the complete statement of Company policy with respect to trading in Company securities by the employees, officers and directors of the Company. These policies must be complied with at all times.

An employee, officer or director who is unsure of whether a situation violates any applicable laws, rules or regulations should discuss the situation with the appropriate Company Ethics Representative to prevent possible misunderstandings and embarrassment at a later date.

White River Capital, Inc.	Code of Business Conduct and Ethics

Any violation of applicable laws, rules or regulations, including any conflict of interest that rises to such a level, will be dealt with swiftly by the Company and promptly disclosed to the applicable law enforcement authorities.

X.  Other Guidelines

The following list is not all-inclusive and is intended to apply to relatively common situations:

1.
Employees must observe fair and ethical conduct when dealing with the Company’s competitors. Disparaging remarks regarding competitors are considered inappropriate, unethical and may be unlawful. The Company emphasizes quality and competence in its staff and services.

2.
Employees are prohibited from involving the Company in arrangements with its competitors which involve the setting or controlling of rates, prices, or marketing policies, as such arrangements may violate antitrust laws.

3.
Employees are required to cooperate fully with examinations, reviews and audits conducted by regulators and the Company’s internal auditors and external, independent auditors. Inquiries by examiners and auditors must be responded to fully and honestly, without concealment of any kind.

4.
All records and accounts must accurately reflect the Company’s assets, liabilities, receipts and disbursements. The falsification of any books, records, or documents, or the destruction of any books, records or documents for purposes of concealment, is grounds for discipline, up to and including termination and also may result in criminal prosecution.

5.
An employee’s personal use of the Company’s letterhead or that of a Company affiliate may prove embarrassing for both the Employee and the Company. Accordingly, Employees may not use official stationery or envelopes for personal correspondence or any purpose unrelated to the Company’s official business.

6.
The Company believes every citizen should pursue an active interest in political and governmental processes. Employees are encouraged to keep themselves informed of political issues and candidates and to take an active interest in such matters. However, in every instance, employees participate in political and civic activities as individuals, not as the Company’s representatives. The Company’s name, address, financial or other resources may not be used in connection with such activities. The use of Company facilities, equipment, personnel or other resources in connection with political activities is prohibited. Employees may not make any contribution on the Company’s behalf in connection with any election or any issue before voters.

White River Capital, Inc.	Code of Business Conduct and Ethics

XI.  Investigations

The Audit Committee will direct the investigation of any complaints it receives concerning potential violations of this Code. In the case of complaints unrelated to accounting, accounting controls or auditing matters, except as otherwise directed by the Audit Committee, management shall have the authority to direct any discipline deemed appropriate, up to and including dismissal of any employee found to have engaged in wrongdoing or violation of Company policy. The Audit Committee shall have the authority to determine any discipline it deems appropriate for complaints about accounting, accounting controls or auditing matters, up to and including dismissal of officers or employees found to have engaged in wrongdoing.

XII.  Waivers of the Code

From time to time, the Company may waive some provisions of this Code. Any employee, officer or director who believes that a waiver is appropriate should contact his Ethics Representative. Any waiver of the Code for executive officers or directors of the Company may be made only by the affirmative vote of a majority of the Board of Directors of the Company, and must be disclosed promptly to shareholders, along with the reasons for the waiver, within four business days. An approval of a transaction or arrangement that may involve a conflict of interest, or an interpretation that a particular matter, arrangement, act or transaction does not violate this Code shall not be deemed a waiver of the Code, so long as such approval or interpretation is made in accordance with the provisions of this Code.

In addition, any amendment or waiver (including an implicit waiver) of this Code that applies to White River’s principal executive officer, principal financial officer, principal accounting officer or controller, or person performing similar functions shall be disclosed in a Form 8-K filed by White River, or posted on its Internet website within four business days of such amendment or waiver. The disclosure shall include a brief description of the nature of the amendment or waiver, and in the case of a waiver, the name of the person to whom the waiver was granted and the date of the waiver. Such disclosure will be required with respect to any material departure from a provision of this Code, or the failure by the Company to take action within a reasonable period of time regarding a material departure from a provision of this Code. No disclosure in a Form 8-K or by posting on White River’s Internet website, however, will be required for technical, administrative or other non-substantive amendments of this Code. If White River discloses amendments or waivers to this Code by means of a posting on its Internet website, then it shall previously have disclosed, in its most recent annual report filed with the SEC, its Internet website address and the fact that it intends to disclose such amendments and waivers on its Internet website.

Adopted: March 27, 2006.